EXHIBIT 99.1

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of December 15, 2015, is by and among UIL Holdings Corporation, a Connecticut corporation (the “Initial Parent”), Green Merger Sub, Inc., a Connecticut corporation (the “New Parent”) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) under that certain Amended and Restated Credit Agreement, dated as of November 30, 2011 (as amended pursuant to that certain Amendment No. 1 dated as of March 17, 2014, and as further amended, restated, amended and restated, extended, supplemented, modified or otherwise in effect from time to time, the “Credit Agreement”), by and among the Initial Parent, The United Illuminating Company, a specially chartered Connecticut corporation (“UI”), The Southern Connecticut Gas Company, a Connecticut corporation (“Southern Connecticut”), Connecticut Natural Gas Corporation, a Connecticut corporation (“Connecticut Gas”), and The Berkshire Gas Company, a Massachusetts Gas company (“Berkshire Gas” and, together with the Initial Parent, UI, Southern Connecticut and Connecticut Gas, the “Initial Borrowers”), the Banks identified therein and the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

In connection with (a) that certain Amendment No. 2 dated as of December 3, 2015 by and among the Initial Borrowers, the Banks party thereto and the Administrative Agent (the “Amendment”) and (b) that certain Agreement and Plan of Merger, dated as of February 25, 2015 among the Initial Parent, Iberdrola USA, Inc. and the New Parent (the “Merger Agreement”), effective as of the Effective Time (as defined in the Merger Agreement, the “Effective Time”), by operation of law and the terms of the Merger Agreement, the New Parent will succeed to the debts, liabilities, duties, other obligations and rights of the Initial Parent.

Accordingly, the New Parent and the Initial Parent hereby agree as follows with the Administrative Agent, for the benefit of the Banks:

(a) The New Parent hereby acknowledges, agrees and confirms that, by its execution of this Agreement, effective at the Effective Time, New Parent (i) assumes the rights and obligations of the Initial Parent as the “Parent” and a “Borrower” under the Credit Agreement and (ii) agrees to become the “Parent” under the Credit Agreement and shall have all of the obligations of the Parent thereunder as if it had executed the Credit Agreement. Effective as of the Effective Time, New Parent hereby ratifies, and agrees to be bound by, all of the terms, provisions and conditions applicable to it and contained in the applicable Loan Documents, including, without limitation, (i) all of the representations and warranties set forth in Article IV of the Credit Agreement, (ii) all of the affirmative and negative covenants set forth in Article V of the Credit Agreement and (iii) the expense and indemnification provisions set forth in Section 8.04 of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph, New Parent, effective as of the Effective Time, hereby assumes and agrees punctually to pay, perform and discharge when due each of the obligations and each and every debt, covenant and agreement incurred, made or to be paid, performed or discharged by the Parent under the Loan Documents on the terms and conditions contained therein (including, without limitation, all current and future obligations under the Continuing Agreement for Standby Letters of Credit dated as of November 17, 2010 between the Initial Parent and JPMorgan Chase Bank, N.A., which include, as of the date hereof, the existing Letters of Credit identified on Exhibit A to this Agreement).

(b) The Initial Parent hereby ratifies, and agrees, until the Effective Time, to be bound by, all of the terms, provisions and conditions contained in the applicable Loan Documents, including, without limitation (i) all of the representations and warranties set forth in Article IV of the Credit Agreement and (ii) all of the affirmative and negative covenants set forth in Article V of the Credit Agreement.

(c) The New Parent acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto.

(d) The New Parent confirms that the Credit Agreement is, and upon the New Parent becoming the Parent, shall continue to be, in full force and effect.

(e) The New Parent agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement in order to effect the purposes of this Agreement.

(f) This Agreement (i) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (ii) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

(g) This Agreement shall be governed by and construed in accordance with, the law of the State of New York. The terms of Section 8.08(b) of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, effective as of the day and year first above written.

NEW PARENT:	GREEN MERGER SUB, INC.

	By:	/s/ Ignacio Estella Rodilla
	Name:	Ignacio Estella Rodilla
	Title:	President

	By:	/s/ Pablo Canales
	Name:	Pablo Canales
	Title:	Chief Financial Officer

INITIAL PARENT:	UIL HOLDINGS CORPORATION

	By:	/s/ Patricia C. Cosgel
	Name:	Patricia C. Cosgel
	Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

	By:	/s/ Justin Martin
	Name:	Justin Martin
	Title:	Authorized Officer

EXHIBIT A

Existing Letters of Credit

Issuing Lender	Expiry Date	LOC Amount	Beneficiary	Reference Number
JPMorgan Chase Bank	JAN 31, 2016	$1,000,000.00	ISO NEW ENGLAND INC.	CPCS-320801
JPMorgan Chase Bank	JUN 16, 2016	$1,500,000.00	LIBERTY MUTUAL INSURANCE COMPANY	CPCS-677084
JPMorgan Chase Bank	JUN 16, 2016	$1,650,000.00	LIBERTY MUTUAL INSURANCE COMPANY	CPCS-677196
JPMorgan Chase Bank	JAN 31, 2016	$227,397.00	LIBERTY MUTUAL INSURANCE COMPANY	TPTS-305398